As filed with the Securities and Exchange Commission on February 1, 2017.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Spectrum Brands Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-2166630
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3001 Deming Way Middleton, Wisconsin	53562
(Address of Principal Executive Offices)	(Zip Code)

Spectrum Brands Holdings, Inc. Amended & Restated

2011 Omnibus Equity Award Plan

(Full title of the plan)

Nathan E. Fagre, Esq.

Senior Vice President, General Counsel and Secretary

Spectrum Brands Holdings, Inc.

3001 Deming Way

Middleton, Wisconsin 53562

(Name and address of agent for service)

(608) 275-3340

(Telephone number, including area code, of agent for service)

With copies to:

David P. Hooper, Esq.

Barnes & Thornburg LLP

11 S. Meridian Street

Indianapolis, Indiana 46204

(317) 231-7333

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2),(3)	Proposed maximum aggregate offering price (2),(3)	Amount of registration fee (2),(3)
Common Stock, par value $0.01 per share	1,500,000 shares	$128.66	$192,990,000	$22,368

(1)	This Registration Statement covers 1,500,000 additional shares of Common Stock, par value $0.01 per share, of Spectrum Brands Holdings, Inc. (the “Company”) available for issuance under the Company’s Amended & Restated 2011 Omnibus Equity Award Plan (the “Plan”). In addition, pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of common stock of the Company that may become issuable as a result of stock dividends, stock splits, or similar transactions described in the Plan.
(2)	Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of additional securities for the Plan. Registration Statements on Form S-8 have been filed previously on March 3, 2011 (File No. 333-172598) and February 26, 2014 (File No. 333-194139) covering 4,625,676 and 1,000,000 shares of common stock, respectively, reserved for issuance pursuant to awards under the Plan.
(3)	Calculated solely for purposes of determining the registration fee pursuant to Rules 457(c) and (h) of the Securities Act of 1933, as amended. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low sales prices of the Company’s common stock, as reported on the New York Stock Exchange on January 26, 2017 (which date is within five business days prior to the date of the filing of this Registration Statement).

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Spectrum Brands Holdings, Inc. (“Spectrum Brands,” the “Company,” “we,” or “us”) to register an additional 1,500,000 shares of Common Stock, par value $0.01 per share, of the Company, which may be awarded under the Amended & Restated Spectrum Brands Holdings, Inc. 2011 Omnibus Equity Award Plan (the “Plan”), which was approved by the Company’s stockholders on January 24, 2017. This registration statement is filed pursuant to General Instruction E to Form S-8. The contents of the registration statements on Form S-8 which were previously filed by the Company on March 3, 2011 (File No. 333-172598) and February 26, 2014 (File No. 333-194139) in connection with the Plan are incorporated herein by reference and made a part hereof.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We will send or give to participants in the Plan the document(s) containing the information specified by Part I of this Registration Statement as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). We are not filing such document(s) with the Commission but such document(s) constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement), a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The contents of the registration statements on Form S-8 previously filed with the Commission by the Company on March 3, 2011 (File No. 333-172598) and February 26, 2014 (File No. 333-194139) are incorporated herein by reference. In addition, the following documents filed with the Commission by the Company are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016, filed with the Commission on November 17, 2016;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended January 1, 2017, filed with the Commission on February 1, 2017;

(c)	The Company’s Current Reports on Form 8-K dated October 6, December 19, and December 21, 2016, and January 27, 2017; and all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) by the Company since September 30, 2016; and

(d)	The description of the Company’s common stock included under the caption “Description of SB Holdings Capital Stock” contained in the Company’s prospectus contained in the Registration Statement on Form S-4 (File No. 333-165769), filed with the Commission on May 7, 2010, together with any amendment or report filed with the Commission for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. In no event, however, shall any information that the Company discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, which the Company may furnish to the Commission from time to time, be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party to any third-party proceeding by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or firm, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement, that are actually and reasonably incurred in connection with various actions, suits, or proceedings, whether civil, criminal, administrative, or investigative other than an action by or in the right of the corporation, known as a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such actions, and the statute requires approval of the Delaware Court of Chancery or the court in which the action or suit was brought, upon application, before there can be any indemnification if the person seeking indemnification has been found liable to the corporation. The statute provides that it is not excluding other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

Our Amended and Restated Certificate of Incorporation (the “Charter”) and our Second Amended and Restated By-laws, (the “By-laws,” and together with the Charter, “Organizational Documents”) contain indemnification provisions that provide that we will indemnify and hold harmless, to the fullest extent permitted by applicable law, each person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the Company’s request as a director, officer, employee, or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection therewith. Each Organizational Document also provides that the Company will pay the expenses incurred by such person in defending any such proceeding in advance of its final disposition, to the extent not prohibited by applicable law and, to the extent required by applicable law, the Company receives an undertaking to repay such amount advanced if it is ultimately determined that such person is not entitled to be indemnified. These rights are not exclusive of any other right that any person may have or acquire under any statute, provision of the Organizational Documents, agreement, vote of stockholders or disinterested directors, or otherwise.

The Charter also provides that, to the fullest extent permitted under the DGCL, none of the Company’s directors will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision is known as an exculpation provision. This exculpation provision is limited by Section 102(b)(7) of the DGCL, which prohibits the elimination or limitation of the personal liability of a director:

•	for any breach of the director’s duty of loyalty to the Company or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for payments of unlawful dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Each Organizational Document provides that any repeal or amendment of the indemnification or the exculpation provision by the Company’s stockholders or by changes in law, or the adoption of any other provision of the Organizational Documents inconsistent with the aforementioned provisions, will, unless otherwise required by law, be prospective only (except, with respect to the indemnification provision, such amendment or change permits the Company to provide broader rights retroactively), and will not in any way diminish or adversely affect any right or protection of a director of the Company existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

In addition, the Company maintains liability insurance for its directors and officers and for the directors and officers of its majority-owned subsidiaries. This insurance provides for coverage, subject to certain exceptions, against loss from claims made against directors and officers in their capacity as such, including claims under the federal securities laws.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibit

4.1	Amended and Restated Certificate of Incorporation of Spectrum Brands Holdings, Inc., effective March 7, 2013 (incorporated by referenced to Exhibit 3.1 of the registrant’s Current Report on Form 8-K filed with the Commission on March 7, 2013 (File No. 001-34757)).

4.2	Second Amended and Restated By-Laws of Spectrum Brands Holdings, Inc., effective as of March 7, 2013, as amended by the First Amendment to the Second Amended and Restated By-Laws, effective as of July 28, 2015 (incorporated by reference to Exhibit 3.2 of the registrant’s Quarterly Report on Form 10-Q filed with the Commission on August 6, 2015 (File No. 001-34757)).

4.3	Specimen certificate for shares of common stock (incorporated by reference to Exhibit 4.1 of the registrant’s Registration Statement on Form 8-A filed with the Commission on May 28, 2010 (File No. 001-34757)).

4.4	Indenture governing Spectrum Brands, Inc.’s 6.375% Senior Notes due 2020 and 6.625% Senior Notes due 2022, dated as of November 16, 2012, between Spectrum Brands Escrow Corp. and US Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 of Spectrum Brands, Inc.’s Current Report on Form 8-K filed with the Commission on November 21, 2012 (File No. 001-13615)).

4.5	Indenture governing Spectrum Brands, Inc.’s 6.125% Senior Notes due 2024, dated as of December 4, 2014, among Spectrum Brands, Inc., the guarantors named therein and US Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 of the registrant’s Current Report on Form 8-K filed with the Commission on December 8, 2014 (File No. 001-34757)).

4.6	Indenture governing Spectrum Brands, Inc.’s 5.750% Senior Notes due 2025, dated as of May 20, 2015, among Spectrum Brands, Inc., the guarantors named therein and US Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 of the registrant’s Current Report on Form 8-K filed with the Commission on May 20, 2015 (File No. 001-34757)).

4.7	Indenture governing Spectrum Brands, Inc.’s 4.000% Senior Notes due 2026, dated as of September 20, 2016, among Spectrum Brands, Inc., the guarantors named therein, U.S. Bank National Association, as trustee, Elavon Financial Services DAC, UK Branch, as paying agent and Elavon Financial Services DAC, as registrar and transfer agent (incorporated by reference to Exhibit 4.1 of the registrant’s Current Report on Form 8-K filed with the Commission on September 20, 2016 (File No. 001-34757)).

4.8	Amended & Restated Spectrum Brands Holdings, Inc. 2011 Omnibus Equity Award Plan.

4.9	Form of Restricted Stock Unit Agreement under the Amended & Restated Spectrum Brands Holdings, Inc. 2011 Omnibus Equity Award Plan.

4.10	Form of Performance Compensation Award Agreement under the Amended & Restated Spectrum Brands Holdings, Inc. 2011 Omnibus Equity Award Plan.

5.1	Opinion of Barnes & Thornburg LLP.

23.1	Consent of Barnes & Thornburg LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

Item 9.	Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middleton, Wisconsin, on February 1, 2017.

SPECTRUM BRANDS HOLDINGS, INC.

By:	/s/ Nathan E. Fagre
Nathan E. Fagre Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andreas Rouvé
Andreas Rouvé	Chief Executive Officer; Director (Principal Executive Officer)	February 1, 2017

/s/ Douglas L. Martin
Douglas L. Martin	Executive Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 1, 2017

/s/ David M. Maura
David M. Maura	Executive Chairman of the Board	February 1, 2017

/s/ Kenneth C. Ambrecht
Kenneth C. Ambrecht	Director	February 1, 2017

/s/ Omar M. Asali
Omar M. Asali	Director	February 1, 2017

/s/ Norman S. Matthews
Norman S. Matthews	Director	February 1, 2017

/s/ Terry L. Polistina
Terry L. Polistina	Director	February 1, 2017

/s/ Hugh R. Rovit
Hugh R. Rovit	Director	February 1, 2017

/s/ Joseph S. Steinberg
Joseph S. Steinberg	Director	February 1, 2017

EXHIBIT INDEX

Exhibit No.	Exhibit

4.1	Amended and Restated Certificate of Incorporation of Spectrum Brands Holdings, Inc., effective March 7, 2013 (incorporated by referenced to Exhibit 3.1 of the registrant’s Current Report on Form 8-K filed with the Commission on March 7, 2013 (File No. 001-34757)).

4.2	Second Amended and Restated By-Laws of Spectrum Brands Holdings, Inc., effective as of March 7, 2013, as amended by the First Amendment to the Second Amended and Restated By-Laws, effective as of July 28, 2015 (incorporated by reference to Exhibit 3.2 of the registrant’s Quarterly Report on Form 10-Q filed with the Commission on August 6, 2015 (File No. 001-34757)).

4.3	Specimen certificate for shares of common stock (incorporated by reference to Exhibit 4.1 of the registrant’s Registration Statement on Form 8-A filed with the Commission on May 28, 2010 (File No. 001-34757)).

4.4	Indenture governing Spectrum Brands, Inc.’s 6.375% Senior Notes due 2020 and 6.625% Senior Notes due 2022, dated as of November 16, 2012, between Spectrum Brands Escrow Corp. and US Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 of Spectrum Brands, Inc.’s Current Report on Form 8-K filed with the Commission on November 21, 2012 (File No. 001-13615)).

4.5	Indenture governing Spectrum Brands, Inc.’s 6.125% Senior Notes due 2024, dated as of December 4, 2014, among Spectrum Brands, Inc., the guarantors named therein and US Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 of the registrant’s Current Report on Form 8-K filed with the Commission on December 8, 2014 (File No. 001-34757)).

4.6	Indenture governing Spectrum Brands, Inc.’s 5.750% Senior Notes due 2025, dated as of May 20, 2015, among Spectrum Brands, Inc., the guarantors named therein and US Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 of the registrant’s Current Report on Form 8-K filed with the Commission on May 20, 2015 (File No. 001-34757)).

4.7	Indenture governing Spectrum Brands, Inc.’s 4.000% Senior Notes due 2026, dated as of September 20, 2016, among Spectrum Brands, Inc., the guarantors named therein, U.S. Bank National Association, as trustee, Elavon Financial Services DAC, UK Branch, as paying agent and Elavon Financial Services DAC, as registrar and transfer agent (incorporated by reference to Exhibit 4.1 of the registrant’s Current Report on Form 8-K filed with the Commission on September 20, 2016 (File No. 001-34757)).

4.8	Amended & Restated Spectrum Brands Holdings, Inc. 2011 Omnibus Equity Award Plan.

4.9	Form of Restricted Stock Unit Agreement under the Amended & Restated Spectrum Brands Holdings, Inc. 2011 Omnibus Equity Award Plan.

4.10	Form of Performance Compensation Award Agreement under the Amended & Restated Spectrum Brands Holdings, Inc. 2011 Omnibus Equity Award Plan.

5.1	Opinion of Barnes & Thornburg LLP.

23.1	Consent of Barnes & Thornburg LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.